                                                                      Exhibit 11


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
                                            STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                           Fiscal year ended
                                         ------------------------------------------------------
                                         March 31, 1995      March 25, 1994      March 26, 1993
                                         --------------      --------------      --------------
PRIMARY
- -------
Average shares outstanding                    9,150,000           8,870,000          8,218,000

Net effect of dilutive stock
      options - based on the
      treasury stock method using
      average market price                      153,000             206,000            159,000
                                            -----------         -----------        -----------

              TOTAL                           9,303,000           9,076,000          8,377,000
                                            -----------         -----------        -----------

      Net income                            $13,684,000         $21,588,000        $16,050,000
                                            -----------         -----------        -----------

      Net income per share                  $      1.47         $      2.38        $      1.92
                                            ===========         ===========        ===========

FULLY DILUTED
- -------------

Average shares outstanding                    9,150,000           8,870,000          8,218,000

Net effect of dilutive stock
  options - based on the
  treasury stock method using greater
  of year-end or average market price           153,000             215,000            232,000

Assumed conversion of 8% convertible
     subordinated debentures                      --                505,000          1,080,000
                                            -----------         -----------        -----------

              TOTAL                           9,303,000           9,590,000          9,530,000
                                            -----------         -----------        -----------

     Net income                             $13,684,000         $21,588,000        $16,050,000

Add 8% convertible subordinated
     debenture interest, net of
     federal tax effect                           --                265,000            689,000
                                            -----------         -----------        -----------

      TOTAL                                 $13,684,000         $21,853,000        $16,739,000
                                            -----------         -----------        -----------

      Net income per share                  $      1.47         $      2.28        $      1.76
                                            ===========         ===========        ===========

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